AMENDMENT NO. 5 TO DISTRIBUTION AGREEMENT
THIS AMENDMENT NO. 5 TO DISTRIBUTION AGREEMENT (this “Amendment”), is entered into as of the 13th day of June, 2019 (the “Amendment Effective Date”), between Global X Funds, a Delaware Statutory Trust (the “Trust”) on behalf of all series of the Trust, either now existing or in the future created, except those listed on Schedule A (each, a “Fund” and collectively, the “Funds”); Global X Management Company LLC, a Delaware limited liability company (“GXMC”); and SEI Investments Distribution Co., a Pennsylvania corporation (the “Distributor”).
WHEREAS, the Trust, GXMC and the Distributor entered into a Distribution Agreement dated as of the 24th day of October, 2008 pursuant to which the Trust retained the Distributor to act as the distributor with respect to the issuance and distribution of Creation Units of each Fund, hold itself available to receive and process orders for such Creation Units in the manner set forth in the Trust’s Prospectus, and to enter into arrangements with broker-dealers who may solicit purchases of Creation Units and with broker-dealers and others to provide for servicing of shareholder accounts and for distribution assistance, including broker-dealer and shareholder support (the “Agreement”); and
WHEREAS, the Trust, GXMC and the Distributor desire to amend the Agreement on the terms and subject to the conditions provided herein.
NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.

2.	New Article 22 (Cybersecurity). A new Article 22 (Cybersecurity) is hereby added to the Agreement as set forth in Attachment 1 hereto.

3.
Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and shall continue in full force and effect.

4.
Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

5.	Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Distributor of the Funds and each of their respective permitted successors and assigns.

6.
Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof.

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SEI-278795

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the Amendment Effective Date.

GLOBAL X FUNDS, on behalf of its separate series listed on Schedule A of the Agreement

By: /s/ Lisa K. Whittaker
Name: Lisa K. Whittaker
Title: Secretary

GLOBAL X MANAGEMENT COMPANY LLC
(With respect to Section 5 only)

By: /s/ Lisa K. Whittaker
Name: Lisa K. Whittaker
Title: General Counsel

SEI INVESTMENTS DISTRIBUTION CO. By: /s/ Jason McGhin Name: Jason McGhin Title: Vice President

SEI-278795

ATTACHMENT 1

ARTICLE 22.	Cybersecurity. The Distributor represents, warrants, covenants and agrees that:

(a)
from the Effective Date and for so long as this Agreement is in effect, (i) it has access to and shall maintain the facilities, computers, equipment, and personnel reasonably necessary to perform its duties and obligations under this Agreement and (ii) it has implemented a written information security program that includes commercially reasonable administrative, technical and physical safeguards designed to protect the safety, security and confidentiality of information of its clients;

(b)
the Distributor’s use and dissemination of personal information in connection with the Distributor’s business shall be conducted in accordance in all material respects with applicable privacy policies published or otherwise adopted by the Distributor and laws applicable to the Distributor;

(c)
it shall: (i) take Reasonable Steps to ensure that information of and about the Trust or any of the Trust’s investors is reasonably protected against loss and against unauthorized access, use, modification, disclosure or other misuse; (ii) take Reasonable Steps to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from potential unauthorized use, access, interruption or modification by third parties; (iii) encrypt all such information while in transit outside of the Distributor’s computing systems or networks; and (iv) maintain business continuity controls and plans that are reviewed not less than annually. Without limiting the foregoing, the Distributor shall provide in writing to the Trust, upon reasonable request: (w) a summary of its then current written information security program; (x) confirmation that, to the Distributor’s knowledge, no unauthorized access, interruption or modification to, loss, or destruction of Confidential Information of the Trust or non-public personal information provided by or on behalf of the Trust (each, a “Data Breach”) has occurred; (y) a current summary of its business continuity / disaster recovery plan and the results of the most recent test of such business continuity / disaster recovery plan; and (z) a written privacy policy governing the manner by which the Distributor collects, uses and transfers “nonpublic personal information” (as defined in such published privacy policy) and other Confidential Information. As used herein, “Reasonable Steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

(d)
it shall notify the Trust as soon as reasonably practicable after: (i) the Distributor becomes aware of any Data Breach, and shall provide information about such Data Breach as reasonably requested by the Trust.

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